Exhibit 8.1

August 6, 2012

To:

Objet Ltd.

2 Holtzman Street

Science Park, P.O. Box 2496

Rehovot 76124, Israel

Re: Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as Israeli tax counsel to Objet Ltd., an Israeli company (the “Company”), in connection with its filing of a registration statement on Form F-4, as amended (File No. 333-182025) (the “Registration Statement”) registering the issuance by the Company of an aggregate of up to 23,108,829 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), of the Company (the “Shares”) pursuant to the merger (the “Merger”) contemplated under the Agreement and Plan of Merger, dated as of April 13, 2012 (the “Merger Agreement”), by and among the Company, Stratasys, Inc., a Delaware corporation (“Stratasys”), Seurat Holdings Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of the Company (“Holdco”), and Oaktree Merger Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Holdco (“Merger Sub”). This opinion is rendered pursuant to Item 21(a) of Form F-4 promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”) and Items 601(b)(8) and (b)(23) of Regulation S-K promulgated by the United States Securities and Exchange Commission (the “SEC”).

In connection herewith, we have examined originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of Registration Statement, as amended, filed by the Company with the SEC and to which this opinion is attached as an exhibit; (ii) a copy of the articles of association of the Company, as currently in effect; (iii) a draft of the amended articles of association of the Company, to become effective as of the effective time of the Merger (the “Restated Articles”); (iv) resolutions of the board of directors (the “Board”) and the shareholders of the Company that relate to the Registration Statement and the actions to be taken by the Company in connection with the Merger that have either been approved or which are to be approved prior to the effective time of the Merger (the “Resolutions”); and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.  We have also made inquires of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to the opinion set forth below that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.  We have also assumed, with your permission, that: (i) the Merger will be effected pursuant to, and as described in, the Merger Agreement; and (ii) the statements concerning the Merger set forth in the Merger Agreement and Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the completion of the Merger.

Our opinion is based upon the current provisions of the Israeli Income Tax Ordinance, 1961, as amended (the “Ordinance”), the regulations under the Ordinance, all specific proposals to amend the Ordinance and the regulations publicly announced by or on behalf of the Israeli Ministry of Finance prior to the date of this opinion and our understanding of the administrative practices of the Israel Tax Authority published in writing prior to the date hereof. If there is any subsequent change in such law, regulations, proposals or practices or if there are subsequently any new applicable administrative or assessing practices, this opinion may become inapplicable.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, the discussion contained in the Registration Statement under the caption “Material Israeli Tax Considerations” is our opinion as to the material Israeli tax matters described therein, subject to the qualifications, assumptions and limitations stated therein.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. We furthermore express our opinion herein only as to those matters of Israeli taxation specifically set forth under the caption “Material Israeli Tax Considerations” in the Registration Statement, and no opinion is implied or may be inferred as to the tax consequences of holding or disposing of Ordinary Shares under any foreign law, or with respect to any other areas of Israeli taxation.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the proxy statement/prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Liquornik Geva & Leshem Brandwein

Meitar Liquornik Geva & Leshem Brandwein